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                                                               HECO Exhibit 12.2
                                                               -----------------


Hawaiian Electric Company, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)


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
                                                                                        Three months ended
                                                                                              March 31,
                                                                                  -------------------------------
(dollars in thousands)                                                               2000                    1999
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
Fixed charges
Total interest charges.................................................           $12,271                 $12,343
Interest component of rentals..........................................               202                     196
Pretax preferred stock dividend requirements of subsidiaries...........               362                     399
Preferred securities distributions of trust subsidiaries...............             1,919                   1,909
                                                                           --------------          --------------


Total fixed charges....................................................           $14,754                 $14,847
                                                                           ==============          ==============



Earnings
Income before preferred stock dividends of HECO........................           $23,995                 $17,450
Income taxes (see note below)..........................................            15,177                  10,620
Fixed charges, as shown................................................            14,754                  14,847
AFUDC for borrowed funds...............................................              (691)                   (640)
                                                                           --------------          --------------


Earnings available for fixed charges...................................           $53,235                 $42,277
                                                                           ==============          ==============


Ratio of earnings to fixed charges.....................................              3.61                    2.85
                                                                           ==============          ==============
Note:
Income taxes is comprised of the following
 Income tax expense relating to income from regulated activities.......           $15,193                 $10,668
 Income tax benefit relating to loss from nonregulated activities......               (16)                    (48)
                                                                           --------------          --------------
                                                                                  $15,177                 $10,620
                                                                           ==============          ==============
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